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----------------------                                      -----------------
CUSUP No.  970646 10 5               13G                    Page 1 of 9 Pages
----------------------                                      -----------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
            PURSUANT TO 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (Amendment No. 1)(1)

                        Willis Lease Finance Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   970646 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

               / /      Rule 13d-1(b)

               / /      Rule 13d-(c)

               /X/      Rule 13d-1(d)


--------------------------

          (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSUP No.  970646 10 5               13G                    Page 2 of 9 Pages
----------------------                                      -----------------


-------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       CFW Partners, L.P., a California Limited Partnership ("CFW Partners")
-------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                       (b) /X/

-------------------------------------------------------------------------------
  3.   SEC USE ONLY


-------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       California Limited Partnership
-------------------------------------------------------------------------------
                              5.   SOLE VOTING POWER

                                   2,984,422
                            ---------------------------------------------------
     NUMBER OF                6.   SHARED VOTING POWER
      SHARES
    BENEFICIALLY                   0
     OWNED BY               ---------------------------------------------------
       EACH                   7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                       2,984,422
       WITH                 ---------------------------------------------------
                              8.   SHARED DISPOSITIVE POWER

                                   0
-------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,984,422
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
       CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       40.5%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSUP No.  970646 10 5               13G                    Page 3 of 9 Pages
----------------------                                      -----------------


-------------------------------------------------------------------------------
  1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Charles F. Willis, IV
-------------------------------------------------------------------------------
  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) / /
                                                                       (b) /X/

-------------------------------------------------------------------------------
  3. SEC USE ONLY

-------------------------------------------------------------------------------
  4. CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
                              5.   SOLE VOTING POWER

                                   0
                            ---------------------------------------------------
                              6.   SHARED VOTING POWER

                                   2,984,422 shares which are directly owned by
     NUMBER OF                     CFW Partners.  Mr. Willis is both a general
      SHARES                       partner and a limited partner of CFW
    BENEFICIALLY                   Partners.
     OWNED BY               ---------------------------------------------------
       EACH                   7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                       0
       WITH                 ---------------------------------------------------
                              8.   SHARED DISPOSITIVE POWER

                                   2,984,422 shares which are directly owned by
                                   CFW Partners.  Mr. Willis is both a general
                                   partner and a limited partner of CFW
                                   Partners.
-------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,984,422
-------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 / /
      CERTAIN SHARES*
-------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      40.5%
-------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
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----------------------                                      -----------------
CUSUP No.  970646 10 5               13G                    Page 4 of 9 Pages
----------------------                                      -----------------


-------------------------------------------------------------------------------
  1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Austin Chandler Willis 1995 Irrevocable Trust
-------------------------------------------------------------------------------
  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) / /
                                                                       (b) /X/

-------------------------------------------------------------------------------
  3. SEC USE ONLY

-------------------------------------------------------------------------------
  4. CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
                              5.   SOLE VOTING POWER

                                   0

                            ---------------------------------------------------
                              6.   SHARED VOTING POWER

                                   2,984,422 shares which are directly owned by
     NUMBER OF                     CFW Partners.  The Austin Chandler Willis
      SHARES                       1995 Irrevocable Trust is a limited partner
    BENEFICIALLY                   of CFW Partners.
     OWNED BY               ---------------------------------------------------
       EACH                   7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                       0
       WITH                 ---------------------------------------------------
                              8.   SHARED DISPOSITIVE POWER

                                   2,984,422 shares which are directly owned by
                                   CFW Partners.  The Austin Chandler Willis
                                   1995 Irrevocable Trust is a limited partner
                                   of CFW Partners.
-------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,984,422
-------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                 / /
      CERTAIN SHARES*
-------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      40.5%
-------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON*

      00
-------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSUP No.  970646 10 5               13G                    Page 5 of 9 Pages
----------------------                                      -----------------


ITEM 1(a).          NAME OF ISSUER:

                    Willis Lease Finance Corporation (the "Issuer")

ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

                    2320 Marinship Way, Suite 300
                    Sausalito, CA  94965

ITEM 2(a) - (c)     NAME OF PERSON FILING:

                    This statement is being filed by CFW Partners, L.P., a California Limited Partnership whose principal address is c/o Willis Lease Finance Corporation, 2320 Marinship Way, Suite 300, Sausalito, CA 94965. The names, business addresses and citizenships of the general partner and limited partners of CFW Partners are set forth on Exhibit A hereto. Charles F. Willis, IV and Austin Chandler Willis 1995 Irrevocable Trust are each limited partners of CFW Partners. Charles F. Willis, IV is also the general partner of CFW Partners.

ITEM 2(d).          TITLE OF CLASS OF SECURITIES:

                    Common Stock (the "Common Stock")

ITEM 2(e).          CUSIP NUMBER:

                    970646 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                    Not Applicable

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CUSUP No.  970646 10 5               13G                    Page 6 of 9 Pages
----------------------                                      -----------------


ITEM 4.          OWNERSHIP.

                 CFW PARTNERS

                 (a)     Amount beneficially owned:  2,984,422 Shares

                 (b)     Percent of class:  40.5%
                 (c)     Number of shares as to which such person has:
                        (i)   Sole power to vote or to direct the vote:
                              2,984,422
                       (ii)   Shared power to vote or to direct the vote:  0
                      (iii) Sole power to dispose or to direct the disposition of: 2,984,422
                       (iv) Shared power to dispose or to direct the disposition of: 0

                 CHARLES F. WILLIS, IV

                 (a)     Amount beneficially owned:  2,984,422 Shares
                 (b)     Percent of class:  40.5%
                 (c)     Number of shares as to which such person has:
                        (i)   Sole power to vote or to direct the vote:  0
                       (ii)   Shared power to vote or to direct the vote:
                              2,984,422
                      (iii) Sole power to dispose or to direct the disposition of: 0
                       (iv) Shared power to dispose or to direct the disposition of: 2,984,422

                 AUSTIN CHANDLER WILLIS 1995 IRREVOCABLE TRUST

                 (a)     Amount beneficially owned:  2,984,422 Shares
                 (b)     Percent of class:  40.5%
                 (c)     Number of shares as to which such person has:
                        (i)   Sole power to vote or to direct the vote:  0
                       (ii)   Shared power to vote or to direct the vote:
                              2,984,422
                      (iii) Sole power to dispose or to direct the disposition of: 0
                       (iv) Shared power to dispose or to direct the disposition of: 2,984,422

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not Applicable

ITEM 6.          OWNERSHIP OF MOVE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable

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CUSUP No.  970646 10 5               13G                    Page 7 of 9 Pages
----------------------                                      -----------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not Applicable

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable

ITEM 10.         CERTIFICATION.

                 Not Applicable

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----------------------                                      -----------------
CUSUP No.  970646 10 5               13G                    Page 8 of 9 Pages
----------------------                                      -----------------


                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              CFW PARTNERS, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

DATED:  FEBRUARY 12, 1999     BY:  /s/ Charles F. Willis, IV
                                 ----------------------------------------
                                   A GENERAL PARTNER

DATED:  FEBRUARY 12, 1999
                                   /s/ Charles F. Willis, IV
                                 ----------------------------------------
                                   CHARLES F. WILLIS, IV

                              AUSTIN CHANDLER WILLIS 1995 IRREVOCABLE TRUST

DATED:  FEBRUARY 12, 1999     BY: /s/ Elizabeth Leatherman
                                 ----------------------------------------
                                   ELIZABETH LEATHERMAN, AS TRUSTEE

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----------------------                                      -----------------
CUSUP No.  970646 10 5               13G                    Page 9 of 9 Pages
----------------------                                      -----------------


                                      EXHIBIT A

     Set forth below, with respect to the general partner and limited partners of CFW Partners, is the following: (a) name; (b) business address and (c) citizenship.

1.   (a)  Charles F. Willis, IV

     (b)  c/o Willis Lease Finance Corporation
          2320 Marinship Way, Suite 300
          Sausalito, CA 94965

     (c)  United States

2.   (a)  Austin Chandler Willis 1995 Irrevocable Trust

     (b)  c/o Willis Lease Finance Corporation
          2320 Marinship Way, Suite 300
          Sausalito, CA 94965

     (c)  United States